Exhibit 99.1

VOGENX, INC.

3901 Barrett Drive, Suite 300 | Raleigh, North Carolina 27609 | Nasdaq: VOGX

FOR IMMEDIATE RELEASE

Vogenx Appoints Ken Toombs to Board of Directors

Former Chief Executive Officer of PA Consulting brings three decades of global professional services and life sciences leadership experience

Appointment broadens independent oversight as the Company scales operations following its August 2026 initial public offering

RALEIGH, N.C., September 22, 2026 — Vogenx, Inc. (Nasdaq: VOGX), a clinical-stage developer of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases, today announced the appointment of Ken Toombs to its Board of Directors, effective September 21, 2026. Mr. Toombs will serve as an independent director and as Chair of the Audit Committee.

Mr. Toombs is a thirty-year veteran of the global professional services industry, most recently serving as Chief Executive Officer of PA Consulting, the London-headquartered innovation and transformation consultancy. He joined PA Consulting in 2018 to lead its Americas business, where he also held global responsibility for the firm’s healthcare, life sciences, and energy and utilities sectors and served on the company’s board, before being appointed Chief Executive Officer in October 2020.

About Ken Toombs

Mr. Toombs served as Global Head of Infosys Consulting, leading a practice of more than 3,000 consultants worldwide, and as Deputy Chief Executive Officer of Capgemini Consulting and Chief Executive Officer of its North American business. He was also a partner at PricewaterhouseCoopers and held senior positions at IBM. He is recognized for expertise in strategic development, new venture creation, mergers and acquisitions and post-merger integration, and organizational design. Mr. Toombs holds a B.S. in accounting from the University of Southern California and an M.B.A. from the Kellogg School of Management at Northwestern University. He is based in the Research Triangle region of North Carolina.

“Ken has spent three decades helping organizations grow without losing the discipline that got them there, and he has done it having a deep familiarity with healthcare and life sciences,” said James Green, Chief Executive Officer and Chairman of the Board of Vogenx. “We are a small team carrying a pipeline with substantial potential. Ken’s judgment on how to strategically build and scale an organization will be invaluable in our boardroom, and we are fortunate to add someone of his caliber.”

“What drew me to Vogenx is the straightforwardness of the opportunity,” said Mr. Toombs. “There are patients with post-bariatric hypoglycemia and gastroparesis who have no approved or limited pharmacological options, and there is a molecule here with a very promising clinical record behind it. Helping a focused team convert that into a company that can deliver a medicine is work worth doing, and I am thrilled to join the Board at this stage.”

About Mizagliflozin

Mizagliflozin is an investigational, first-in-class, orally administered, minimally absorbed small molecule inhibitor of the sodium-dependent glucose transporter 1 (SGLT1). By reducing and delaying intestinal glucose absorption, mizagliflozin lowers postprandial glucose absorption and reduces secretion of insulin and gastric inhibitory peptide, also known as glucose-dependent insulinotropic peptide (GIP). The molecule is being developed by Vogenx for the treatment of PBH, gastroparesis and GIP-dependent Cushing’s Syndrome. Mizagliflozin has been administered to more than 500 subjects in 10 clinical studies and has shown statistically significant reductions in postprandial glucose absorption, GIP secretion, and insulin secretion. Mizagliflozin has also demonstrated improvement in postprandial glucose nadir as well as Level 2 and Level 3 hypoglycemia events in patients diagnosed with PBH.

About Post-Bariatric Hypoglycemia

PBH is an increasingly recognized chronic side effect of bariatric surgeries that are commonly performed as a treatment for obesity and related comorbidities. Neuroglycopenic symptoms can include shakiness, dizziness, confusion, sweating and loss of consciousness. These symptoms can significantly impair quality of life, disrupt normal day-to-day activities and can be life-threatening. Following bariatric surgeries, patients often overexpress SGLT1 in the intestinal lumen, which increases the quantity and rate of glucose absorption and leads to increases in the secretion of GIP and insulin. There are currently no therapeutics approved by the U.S. Food and Drug Administration for the treatment of PBH.

About Vogenx, Inc.

Vogenx, Inc. (Nasdaq: VOGX) is a clinical-stage biopharmaceutical company based in Raleigh, North Carolina, focused on the discovery and development of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases with high unmet medical need. The Company is developing its lead product candidate, mizagliflozin, for post-bariatric hypoglycemia, gastroparesis and GIP-dependent Cushing’s Syndrome. For more information, please visit https://vogenx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the composition and expected contributions of the Company’s Board of Directors, its corporate strategy, anticipated clinical development plans and timelines, the anticipated use of proceeds from the Company’s initial public offering, and the potential market opportunity for its product candidates. Words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including risks related to the initiation, timing and results of clinical trials, regulatory review, reliance on third parties and the Company’s license from Kissei Pharmaceutical Co., Ltd., the Company’s need for additional capital, its limited operating history, and its dependence on a small number of key personnel. Additional information on these and other risks is contained in the Company’s filings with the Securities and Exchange Commission, including the prospectus filed pursuant to Rule 424(b)(4) on August 12, 2026 and subsequent periodic reports. Forward-looking statements speak only as of the date of this release, and Vogenx undertakes no obligation to update them except as required by law.

Contact

Harrison Seidner, PhD and Nilesh Talele, PhD
WaterSeid Partners, Inc.
ir@vogenx.com

SOURCE: Vogenx, Inc.

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